Exhibit 99.1


             Insight Announces First Quarter 2004 Results

    NEW YORK--(BUSINESS WIRE)--April 30, 2004--Insight Communications Company (NASDAQ: ICCI) today announced financial results for the quarter ended March 31, 2004.
    "We are pleased to report that Insight has started 2004 with outstanding results. With revenue growth of 11% and operating cash flow growth of 12%, the first quarter showed a meaningful acceleration of the positive trends we saw in the fourth quarter of 2003," said Michael S. Willner, president and chief executive officer of Insight Communications Company.
    "In the first quarter we delivered 52,600 net RGU additions, including 4,300 basic customers, 15,500 digital customers, 28,000 high-speed Internet customers, and 4,700 telephone customers. This represents RGU growth of 9% over the first quarter of 2003, demonstrating our ability to roll out new services to our customer base at a healthy rate."
    "As of March 31, 2004, 96% of our homes passed were upgraded for HSI, 96% of our customers were upgraded for digital, 93% of our digital customers were VOD-enabled, and 98% of our digital customers were HDTV-enabled. We are proud of the high quality systems we have built and continue to believe that these systems will fuel our growth into 2004 and beyond."

    First Quarter Highlights

    First quarter 2004 highlights for Insight Communications Company included:

        --  Revenue of $238.8 million, an increase of 11% over Q1 2003

        -- Operating cash flow (operating income before depreciation and amortization) of $100.6 million, an increase of 12% over Q1 2003

        --  Capital expenditures of $44.2 million

        -- Free cash flow (net cash provided by operating activities less capital expenditures) of $50.9 million

        --  Total RGUs of 2,034,400 at quarter-end, a growth of 9%
            over Q1 2003

        -- Basic customer net additions of 4,300, for a total of 1,297,900 customers at quarter-end

        -- Digital customer net additions of 15,500, increasing customers to 418,400 at quarter-end and penetration to 33.5% of the Digital Universe


                                    1


        -- High-speed Internet customer net additions of 28,000, an increase of 20% over Q1 2003 net additions. Total HSI customers at quarter-end were 258,000, a penetration of 11.5% of HSI homes passed

        -- Telephone customer net additions of 4,700, bringing total telephone customers to 60,100 at quarter-end and penetration to 8.4% of marketable homes passed

        -- As of March 31, 2004, 96% of the Company's customers were passed by two-way, 750 MHz or higher capacity upgraded network

    Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003

    The $23.7 million, or 11%, increase in revenue was primarily a result of gains in Insight's high-speed Internet and digital video revenues, which increased 43% and 24% over the prior year's quarter, driven by an increased customer base. In addition, basic cable service revenue increased 6%, primarily due to basic rate increases in 2003.
    Revenue by service offering was as follows for the three months ended March 31 (in thousands):


                         2004               2003
                        Revenue            Revenue
                          by      % of       by      % of     % Change
                        Service   Total    Service   Total      in
                        Offering  Revenue  Offering  Revenue   Revenue
                       --------- -------- --------- --------  --------
Basic                  $139,005     58.2% $130,851     60.9%      6.2%
Digital                  23,721      9.9%   19,132      8.9%     24.0%
High-speed Internet      28,940     12.1%   20,262      9.4%     42.8%
Premium / analog pay-
 per-view                14,906      6.3%   14,704      6.8%      1.4%
Telephone                 3,758      1.6%    2,568      1.2%     46.3%
Advertising              13,987      5.9%   12,535      5.8%     11.6%
Franchise fees            7,008      2.9%    6,702      3.1%      4.6%
Other                     7,431      3.1%    8,291      3.9%   (10.4)%
                       --------- -------- --------- --------
Total                  $238,756    100.0% $215,045    100.0%     11.0%
                       ========= ======== ========= ========


    Revenue Generating Units ("RGUs") as of March 31, 2004, which represent the sum of basic, digital, high-speed Internet, and telephone customers, increased approximately 9% as compared to March 31, 2003. RGUs by type were as follows as of March 31 (in thousands):


                                        2004           2003
                               -------------- --------------
       Basic                         1,297.9        1,308.7
       Digital                         418.4          355.4
       High-speed Internet             258.0          168.3
       Telephone                        60.1           37.7
                               -------------- --------------
       Total RGUs                    2,034.4        1,870.1
                               ============== ==============

                                     2


    Average monthly revenue per basic customer, including management fee revenue and SourceSuite revenue, was $61.42 for the three months ended March 31, 2004, compared to $55.34 for the three months ended March 31, 2003, which reflects the continued growth of the company's high-speed Internet and digital product offerings in all markets.
    Programming and other operating costs increased $8.0 million, or 10%. Programming costs increased primarily as a result of increased programming rates. Other operating costs increased primarily due to increased high-speed Internet service provider costs, driven by the net addition of approximately 89,700 high-speed Internet customers since March 31, 2003. In addition, other operating costs increased as a result of technical salaries and related benefits for new and existing employees, an increased volume of modems sold and other labor costs, which increased due to the continued transition from upgrade activities to maintenance activities.
    Selling, general and administrative expenses increased $5.2 million, or 12%, primarily because of payroll and related costs due to annual salary increases for existing and new employees and increases in health insurance costs. Marketing expenses increased to support the continued rollout of high-speed Internet and digital products and to maintain Insight's core video customer base. Professional fees also increased due to the one-time write-off of shelf registration fees the company no longer anticipates will be utilized. In addition, due to the net impact of the swap of Insight's Griffin, Ga. system for the then managed Shelbyville, Ky. and New Albany, Ind. systems, the company incurred incremental selling, general and administrative costs and is no longer receiving reimbursements from Comcast for these costs. Partially offsetting these increases was an increase in marketing support funds (recorded as a reduction to selling, general and administrative expenses) for the promotion of new channel launches.
    Depreciation and amortization expense increased $4.2 million, or 8%, primarily as a result of additional capital expenditures through March 31, 2004 to support the continued rebuild of Insight's Illinois systems, extend its plant and continue the rollout of digital, high-speed Internet and telephone services to existing and new service areas.
    Operating cash flow increased $10.5 million, or 12%, primarily due to increased basic, digital and high-speed Internet revenue, offset by increases in programming and other operating costs and selling, general and administrative costs. See page 9 for a reconciliation of operating income to operating cash flow.
    Interest expense remained relatively flat quarter over quarter. The decrease of $1.2 million, or 2%, is primarily due to lower interest rates, which averaged 7.05% for the three months ended March 31, 2004, as compared to 7.79% for the three months ended March 31, 2003, and partially offset by higher outstanding debt, which averaged $2.85 billion for the three months ended March 31, 2004, as compared to $2.60 billion for the three months ended March 31, 2003.


                                     3


    Minority interest, equal to 50% of Insight Midwest's net income or loss attributable to common interests, decreased $6.4 million, or 98%, as a direct result of the decrease in net income recorded by Insight Midwest quarter over quarter. This decrease is primarily due to the gain recorded by Insight Midwest on the swap of the Griffin, Ga. system during the three months ended March 31, 2003.

    Liquidity and Capital Resources

    Cash provided by operations for the three months ended March 31, 2004 and 2003 was $95.1 million and $63.2 million, respectively. The increase was primarily attributable to the timing of cash receipts and payments related to Insight's working capital accounts.
    Cash used in investing activities for the three months ended March 31, 2004 and 2003 was $43.6 million and $67.8 million, respectively. The decrease was attributable to the swap of the Griffin, Ga. system for the New Albany, Ind. and Shelbyville, Ky. systems in the first quarter of 2003.
    Cash provided by (used in) financing activities for the three months ended March 31, 2004 and 2003 was $(15.6) million and $20.8 million, respectively. During the three months ended March 31, 2004, Insight commenced debt amortization payments related to the A and B Term Loan portions of its credit facility, which totaled $15.6 million. In addition, Insight did not need to borrow under its credit facility due to increased cash flows from operations. During the three months ended March 31, 2003, the company borrowed $27.8 million under its credit facilities to support operations and capital spending. Partially offsetting these borrowings were preferred interest distribution payments, which ceased with the refinancing of debt of Insight Ohio, discussed below, during the third quarter of 2003.
    For the three months ended March 31, 2004 and 2003, Insight spent $44.2 million and $40.5 million in capital expenditures largely in success-based capital, including capital for interactive digital and high-speed Internet growth, as well as the continued build out of the company's distribution systems.

    Use of Non-GAAP Measures

    This press release contains disclosure of operating cash flow, system cash flow and free cash flow, each of which is a financial measure that is not calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"). This release includes tabular reconciliation of operating income, Insight's most directly comparable financial measure calculated and presented in accordance with GAAP, to operating cash flow and system cash flow. This release also includes a reconciliation of net cash provided by operating activities, Insight's most directly comparable financial measure calculated and presented in accordance with GAAP, to free cash flow.


                                     4

    Insight defines operating cash flow as operating income or loss before depreciation and amortization. Insight defines free cash flow as net cash provided by operating activities less capital expenditures and distribution of preferred interests. Operating cash flow and free cash flow are useful to management in measuring the overall operational strength and performance of the company. A limitation of operating cash flow, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating the company's revenues. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending. Another limitation of operating cash flow is that it does not reflect income net of interest expense, which is a significant expense of the company because of the substantial debt it incurred to acquire cable television systems and finance the capital expenditures for the upgrade of the cable network. System cash flow is another non-GAAP financial measure, which Insight uses to evaluate the underlying operating performance of its cable systems. Insight defines system cash flow as operating cash flow excluding management fees payable by the company's operating subsidiaries to Insight Communications, and excluding the corporate overhead of Insight Communications. Such management fees are equal to 3% of system revenues and are eliminated in consolidation. Corporate overhead is a component of Insight's selling, general and administrative expenses. System cash flow is subject to the same limitations as described above for operating cash flow.
    Despite the limitations of operating cash flow, system cash flow and free cash flow, management believes that the presentation of each financial measure is relevant and useful for investors because it allows investors to evaluate Insight's performance in a manner similar to the methods used by management. In addition, operating cash flow, system cash flow and free cash flow are commonly used in the cable television industry to analyze and compare cable television companies on the basis of liquidity, operating performance and leverage, although Insight's measures of operating cash flow, system cash flow and free cash flow may not be directly comparable to similar measures used by other companies.
    Operating cash flow, system cash flow and free cash flow should not be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or cash flows as a measure of liquidity, as well as other measures of financial performance reported in accordance with GAAP.


                                     5

    About Insight Communications

    Insight Communications (NASDAQ: ICCI) is the 9th largest cable operator in the United States, serving approximately 1.4 million customers in the four contiguous states of Illinois, Kentucky, Indiana and Ohio. Insight specializes in offering bundled, state-of-the-art services in mid-sized communities, delivering basic and digital video, high-speed Internet and voice telephony in selected markets to its customers.

    Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimate," "expect," "anticipate" and other expressions that indicate future events and trends identify forward-looking statements. The above forward-looking statements are subject to risks and uncertainties and are subject to change based upon a variety of factors that could cause actual results to differ materially from those Insight Communications anticipates. Factors that could have a material and adverse impact on actual results include history and expectation of future net losses, competition, increasing programming costs, changes in laws and regulations, the substantial debt and the other risk factors described in Insight Communications' annual report on Form 10-K for the year ended December 31, 2003. All forward-looking statements in this press release are qualified by reference to the cautionary statements included in Insight Communications' Form 10-K.


                                 6

                  INSIGHT COMMUNICATIONS COMPANY, INC.
                     CONSOLIDATED BALANCE SHEETS
                       (dollars in thousands)

                                                 March 31,   Dec. 31,
                                                    2004        2003
                                               ----------- -----------
                                                unaudited
Assets
Cash and cash equivalents                         $96,133     $60,172
Investments                                         4,039       4,078
Trade accounts receivable, net of allowance for
 doubtful accounts of $1,180 and $1,123 as of
 March 31, 2004 and December 31, 2003              17,733      29,313
Launch funds receivable                             1,879       9,421
Prepaid expenses and other assets                  16,341      17,446
 Total current assets                             136,125     120,430

Fixed assets, net                               1,204,361   1,216,304
Goodwill                                           72,430      72,430
Franchise costs                                 2,361,959   2,361,959
Deferred financing costs, net of accumulated
 amortization of $14,997 and $13,676 as of
 March 31, 2004 and December 31, 2003              31,967      33,288
Other non-current assets                            8,448       5,244
                                               ----------- -----------
 Total assets                                  $3,815,290  $3,809,655
                                               =========== ===========

Liabilities and stockholders' equity
Accounts payable                                  $25,295     $30,417
Accrued expenses and other liabilities             30,273      34,182
Accrued property taxes                             22,870      22,954
Accrued programming costs                          47,036      43,261
Deferred revenue                                    8,763      10,061
Interest payable                                   47,140      23,315
Debt - current portion                             67,563      62,250
                                               -----------------------
 Total current liabilities                        248,940     226,440

Deferred revenue                                    4,114       4,523
Debt                                            2,777,070   2,786,041
Other non-current liabilities                       2,414       5,742

Minority interest                                 230,584     229,790

Stockholders' equity:
Preferred stock; $.01 par value; 100,000,000
 shares authorized; no shares issued and
 outstanding as of March 31, 2004 and December
 31, 2003                                               -           -
Common stock; $.01 par value:
 Class A - 300,000,000 shares authorized;
  50,805,718 and 50,685,317 shares issued and
  outstanding as of March 31, 2004 and December
  31, 2003                                            509         507
 Class B - 100,000,000 shares authorized;
  8,879,468 shares issued and outstanding as of
  March 31, 2004 and December 31, 2003                 88          88
Additional paid-in-capital                        817,558     816,600
Accumulated deficit                              (253,288)   (246,471)
Deferred stock compensation                       (12,851)    (13,582)
Accumulated other comprehensive income (loss)         152         (23)
                                               ----------- -----------
 Total stockholders' equity                       552,168     557,119
                                               ----------- -----------
 Total liabilities and stockholders' equity    $3,815,290  $3,809,655
                                               =========== ===========

   Certain prior period amounts have been reclassified to conform to the current period presentation.

                                  7

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                           (unaudited)
              (in thousands, except per share amounts)

                                                   Three months ended
                                                        March 31,
                                                       2004      2003
                                                   --------- ---------

Revenue                                            $238,756  $215,045

Operating costs and expenses:
 Programming and other operating costs               87,911    79,868
 Selling, general and administrative                 50,292    45,094
 Depreciation and amortization                       59,159    54,994
                                                   --------- ---------
Total operating costs and expenses                  197,362   179,956
                                                   --------- ---------

Operating income                                     41,394    35,089

Other income (expense):
 Gain on cable system exchange                            -    26,992
 Interest expense                                   (50,202)  (51,446)
 Interest income                                        140       234
 Other income (expense)                               1,828        (5)
                                                   --------- ---------
Total other expense, net                            (48,234)  (24,225)

Income (loss) before minority interest and income
 taxes                                               (6,840)   10,864
Minority interest expense                              (121)   (6,478)
                                                   --------- ---------

Income (loss) before income taxes                    (6,961)    4,386
Benefit for income taxes(1)                             144     1,257
                                                   --------- ---------

Net income (loss)(1)                                 (6,817)    5,643
Accrual of preferred interests                            -    (5,150)
                                                   --------- ---------
Net income (loss) applicable to common
 stockholders(1)                                    $(6,817)     $493
                                                   ========= =========

Basic and diluted income (loss) per share
 attributable to common stockholders                  $(.11)     $.01
Basic and diluted weighted-average shares
 outstanding                                         59,661    60,077

  Certain prior period amounts have been reclassified to conform to the current period presentation.

(1) 2003 amounts have been restated due to an accounting change related to the tax impact of interest rate swaps. See Insight's 2003 Form 10-K for a complete discussion of those changes.

                                  8

             INSIGHT COMMUNICATIONS COMPANY, INC.
                  FINANCIAL INFORMATION
                     (in thousands)

                                                  Three months ended
                                                       March 31,
                                                      2004       2003
                                                 ---------- ----------
                                                      (unaudited)
Insight Consolidated
--------------------
   Revenues                                       $238,756   $215,045
   System Cash Flow                                106,549     94,770
   System Cash Flow Margin                            44.6%      44.1%
   Corporate Overhead                               (6,586)    (5,345)
   Management Fee Income                               590        658
   Operating Cash Flow                             100,553     90,083
   Operating Cash Flow Margin                         42.1%      41.9%
   Capital Expenditures                             44,189     40,545
   Total Debt, including Preferred Interests
    (at end of period)(*)                        2,844,633  2,810,293

Reconciliation of Operating Income to
Operating Cash Flow & System Cash Flow
--------------------------------------
  Operating income                                 $41,394    $35,089
       Adjustment:
           Depreciation and amortization            59,159     54,994
                                                 ---------- ----------
  Operating Cash Flow                             $100,553    $90,083
                                                 ---------- ----------
       Adjustments:
          Corporate Overhead                         6,586      5,345
          Management Fee Income                       (590)      (658)
                                                 ---------- ----------
  System Cash Flow                                $106,549    $94,770
                                                 ========== ==========

   (*) As of March 31, 2004, there were no preferred interests outstanding.

   Certain prior period amounts have been reclassified to conform to the current period presentation.

                                     9

               INSIGHT COMMUNICATIONS COMPANY, INC.
                     OPERATING STATISTICS
    (in thousands, except per customer and penetration data)

                                              Q1        Q4        Q1
                                             2004      2003      2003
                                         --------- --------- ---------

Customer Relationships                    1,336.3   1,327.2   1,334.3

Total Average Monthly Revenue per
 Customer                                  $61.42    $60.84    $55.34

Basic Cable
-----------
  Homes Passed                            2,335.4   2,325.7   2,296.4
  Basic Cable Customers                   1,297.9   1,293.6   1,308.7
  Basic Cable Penetration                    55.6%     55.6%     57.0%

   Cable Revenue                         $139,005  $136,720  $130,851
   Average Monthly Cable Revenue per
    Customer                               $35.76    $35.23    $33.67

High-Speed Internet ("HSI")
---------------------------
  HSI Homes Passed                        2,245.6   2,236.3   2,096.7
  HSI Customers                             258.0     230.0     168.3
  HSI Penetration                            11.5%     10.3%      8.0%

  HSI Revenue                             $28,940   $26,979   $20,262
  Average Monthly HSI Revenue per
   Customer                                 $7.44     $6.95     $5.21
  Average Monthly HSI Revenue per HSI
   Customer                                $39.53    $41.02    $43.17

Digital Cable
-------------
  Digital Universe                        1,247.1   1,242.2   1,259.0
  Digital Customers                         418.4     402.9     355.4
  Digital Cable Penetration                  33.5%     32.4%     28.2%

  Digital Revenue                         $23,721   $22,899   $19,132
  Average Monthly Digital Revenue per
   Customer                                 $6.10     $5.90     $4.92
  Average Monthly Digital Revenue per
   Digital Customer                        $19.26    $19.41    $18.59

Telephone
---------
  Telephone Universe (marketable homes)     714.9     648.0     559.4
  Telephone Customers                        60.1      55.4      37.7
  Telephone Penetration (to marketable
   homes)                                     8.4%      8.5%      6.7%

  Telephone Revenue                        $3,758    $3,737    $2,568
  Average Monthly Telephone Revenue per
   Customer                                  $.97      $.96      $.66

Advertising Revenue
-------------------
  Advertising Revenue                     $13,987   $16,567   $12,535
  Average Monthly Advertising Revenue per
   Customer                                 $3.60     $4.27     $3.23

Other Revenue
-------------
  Other Revenue                           $29,345   $29,203   $29,697
  Average Monthly Other Revenue per
   Customer                                 $7.55     $7.53     $7.65

    Certain prior period amounts have been reclassified to conform to the current period presentation.

    Note: All "per customer" figures reflect revenue per Basic Cable
Customers.

                                     10

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                  NCTA STANDARD REPORTING CATEGORIES
                        CAPITAL EXPENDITURES
                           (unaudited)
                         (in thousands)

                                            --------------------------
                                            Q1 2004  2004 FY  2003 FY
Insight Consolidated                         Actual Guidance  Actual
----------------------------------------------------------------------
Customer Premise Equipment                  $26,854 $104,700  $99,347
Scaleable Infrastructure                      3,731   16,051   14,707
Line Extensions                               5,153   27,357   23,299
Upgrade/Rebuild                               4,251   16,918   33,692
Support Capital                               4,200   19,974   25,613
                                            --------------------------
Total Insight Consolidated                  $44,189 $185,000 $196,658
                                            --------------------------

                  INSIGHT COMMUNICATIONS COMPANY, INC.
                       RECONCILIATION OF OPERATING
                        INCOME TO FREE CASH FLOW
                             (unaudited)
                            (in thousands)

                                                       Three Months
                                                           Ended
                                                         March 31,
                                                        2004     2003
                                                     -------- --------
Operating income                                     $41,394  $35,089
   Depreciation and amortization                      59,159   54,994
                                                     -------- --------
Operating Cash Flow                                  100,553   90,083

   Changes in working capital accounts (1)            11,567   (5,892)
   Cash paid for interest                            (16,864) (20,862)
   Cash paid for taxes                                  (122)    (123)
                                                     -------- --------
Net cash provided by operating activities             95,134   63,206

   Capital expenditures                              (44,189) (40,545)
   Distribution of preferred interests                     -   (7,000)
                                                     -------- --------
Free cash flow                                       $50,945  $15,661
                                                     ======== ========

   (1) Changes in working capital accounts is based on the net cash changes in current assets and current liabilities, excluding changes related to interest and taxes and other non-cash expenses.

                                     11


    CONTACT: Insight Communications
             John Abbot, 917-286-2300